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                                              April 13, 1994




Securities and Exchange Commission
Operations Center
Stop 0-7
6432 General Green Way
Alexandria, VA  22312

     Re:  Preliminary Proxy Materials for McDonnell Douglas
           Corporation's 1994 Annual Meeting of Shareholders

Ladies and Gentlemen:

     Pursuant to Rule 14a-6(b), enclosed (via EDGAR transmission) please find a copy of an article which will appear no later than April 15, 1994 in the "Payloader 2" employee newsletter relating to employees exercising their voting rights.

     Copies of the announcements are also being mailed to the New York and Pacific Stock Exchanges today. If you have any questions, please call me at (314) 232-2158.

                                Very truly yours,


                                /s/ Eric R. Fencl
                                Eric R. Fencl
                                Counsel

cc:  New York Stock Exchange (5 copies of enclosure)
     Pacific Stock Exchange (4 copies of enclosure)